As filed with the Securities and Exchange Commission on August 27, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

Registration Statement

Under

The Securities Act of 1933

Indaptus Therapeutics, Inc.

(formerly Intec Parent, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	86-3158720
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3 Columbus Circle 15th Floor New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

Indaptus Therapeutics, Inc. 2021 Stock Incentive Plan

(Full title of the plan)

Jeffrey A. Meckler

Chief Executive Officer

Indaptus Therapeutics, Inc.

3 Columbus Circle

15th Floor

New York, New York

(646) 374-8050

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, par value $0.01 per share	1,864,963 shares	$9.28	$17,306,856.64	$1,888.18

(1)	Represents 1,864,963 shares of the Registrant’s common stock issuable under the Indaptus Therapeutics, Inc. 2021 Stock Incentive Plan, as amended (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock which may become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, that results in an increase in the number of outstanding shares of the Registrant’s common stock.
(2)	Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act solely for purposes of calculating the registration fee. The maximum price per share and the maximum aggregate offering price are based on the average of the $9.43 (high) and $9.12 (low) sale price of the Registrant’s common stock as reported on the Nasdaq Capital Market on August 23, 2021.

EXPLANATORY NOTE

Indaptus Therapeutics, Inc. (the “Registrant” or “Indaptus”), formerly Intec Parent, Inc., was established and incorporated in Delaware on February 24, 2021 as a private Delaware corporation and wholly owned subsidiary of Intec Pharma Ltd. (“Intec Israel”), an Israeli company and the predecessor of Indaptus. On August 3, 2021, Indaptus completed its merger with Decoy Biosystems, Inc. (“Decoy”) following the satisfaction or waiver of the conditions set forth in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 15, 2021 among Indaptus, Decoy, Intec Israel, Domestication Merger Sub Ltd., an Israeli company and a wholly owned subsidiary of Indaptus (“Domestication Merger Sub”), and Dillon Merger Subsidiary Inc., a Delaware corporation and wholly owned subsidiary of Indaptus (“Merger Sub”) pursuant to which Merger Sub merged with and into Decoy, with Decoy surviving as a wholly owned subsidiary of Indaptus (the “Merger”). Previously, on July 27, 2021, Intec Israel, Indaptus and Domestication Merger Sub completed the domestication merger pursuant to the terms and conditions of the Agreement and Plan of Merger and Reorganization, dated April 27, 2021, whereby Domestication Merger Sub merged with and into Intec Israel, with Intec Israel being the surviving entity and a wholly-owned subsidiary of Indaptus (the “Domestication Merger”). Also, in connection with the Merger, Indaptus changed its name from “Intec Parent, Inc.” to “Indaptus Therapeutics, Inc.” and the business conducted by Decoy became the business conducted by Indaptus.

At the effective time of the Merger, each outstanding share of Decoy common stock, par value $0.001 per share (the “Decoy Common Stock”) (including shares issuable upon the conversion of Decoy SAFEs (Simple Agreements for Future Equity) and Decoy preferred stock, par value $0.001 per share, into Decoy Common Stock) converted into 2.654353395 shares of Indaptus common stock, par value $0.01 per share (“Indaptus Common Stock”). In addition, at the effective time of the Merger, each outstanding and unexercised Decoy stock option converted into a stock option under Indaptus Therapeutics, Inc. 2021 Stock Incentive Plan (the “Plan”) exercisable for that number of shares of common stock of Indaptus subject to such option and the exercise price being appropriately adjusted to reflect the exchange ratio.

This Registration Statement on Form S-8 is being filed for the purpose of registering the shares of Indaptus Common Stock issuable under the Plan with respect to stock options issued in connection with the Merger and stock options issued from time to time under the Plan on or after the date hereof.

Selected Financial Information

On July 26, 2021, after the close of trading, Intec Israel effected a 1-for-4 reverse share split of its outstanding ordinary shares, as well as reduced its authorized shares from 17,500,000 ordinary shares to 4,375,000 ordinary shares. Any fraction of an ordinary share that would otherwise have resulted from the reverse share split was rounded up to the next whole number.

The following selected financial data has been derived from Intec Israel’s audited financial statements included in Intec Israel’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 16, 2021, and Intec Israel’s unaudited financial statements included in Intec Israel’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed with the SEC on May 17, 2021, each of which is incorporated by reference herein, as adjusted to reflect the one-for-four reverse share split for all periods presented. Intec Israel unaudited financial statements included in Indaptus’ (successor to Intec Israel) Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 filed with the SEC on August 16, 2021, gave retroactive effect to the one-for-four reverse share split for all periods presented.

As reported (quarterly financial data unaudited)

	Years Ended December 31,
(in thousands, except share and per share amounts)	2020	2019
Net loss	$(14,128)	$(47,599)
Net loss per share, basic and diluted	$(4.08)	$(28.18)
Weighted average ordinary shares outstanding, basic and diluted	3,461,069	1,688,811
Ordinary shares outstanding at year end	4,321,296	1,811,431

	Three Months Ended March 31,
	2021	2020
Net loss	$(4,229)	$(3,870)
Net loss per share, basic and diluted	$(0.96)	$(1.65)
Weighted average ordinary shares outstanding, basic and diluted	4,418,779	2,345,880
Ordinary shares outstanding at period end	4,502,578	2,665,500

As adjusted for one-for-four reverse share split (unaudited)

	Years Ended December 31,
(in thousands, except share and per share amounts)	2020	2019
Net loss	$(14,128)	$(47,599)
Net loss per share, basic and diluted	$(16.03)	$(107.58)
Weighted average ordinary shares outstanding, basic and diluted	881,289	442,433
Ordinary shares outstanding at year end	1,096,346	468,880

	Three Months Ended March 31,
	2021	2020
Net loss	$(4,229)	$(3,870)
Net loss per share, basic and diluted	$(3.77)	$(6.38)
Weighted average ordinary shares outstanding, basic and diluted	1,120,717	606,700
Ordinary shares outstanding at period end	1,141,667	682,397

Part I

Information Required in the Section 10(a) Prospectus

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8.

The documents containing information specified in this Part I will be sent or given to participants in the 2021 Stock Incentive Plan in accordance with Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the SEC, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

Information Required in Registration Statement

Item 3. Incorporation of Documents by Reference

The SEC allows the Registrant to incorporate by reference the information the Registrant files with the SEC, which means that the Registrant can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that Registrant files later with the SEC will automatically update and supersede this information. The Registrant incorporates by reference the following documents the Registrant has filed, or may file, with the SEC:

(a)	The audited financial statements of Decoy for the years ended December 31, 2020 and 2019 and the unaudited pro forma combined financial statements for the year ended December 31, 2020 giving effect to the Merger included in the Registration Statement on Form S-4 (File No. 333-255389), filed by the Registrant and Intec Israel as co-registrants with the SEC on May 12, 2021;

(b)	Intec Israel’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 16, 2021;

(c)	Intec Israel’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 17, 2021;

(d)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, filed with the SEC on June 28, 2021 and August 16, 2021, respectively;

(e)	Intec Israel’s Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that relate to such items), filed with the SEC on the following dates: February 8, 2021; March 15, 2021; April 30, 2021; June 22, 2021; July 16, 2021; July 23, 2021; July 29, 2021; and August 6, 2021; and

(f)	The Registrant’s Current Reports on Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that relate to such items), filed with the SEC on the following dates: June 22, 2021; July 16, 2021; July 23, 2021; July 29, 2021; August 6, 2021 (two); and August 16, 2021 (two).

(g)	The description of the Registrant’s common stock contained in Item 1 of the Registration Statement on Form 8-A (File No. 001-40652), filed with the SEC on July 23, 2021, including any amendment or report filed for the purpose of updating such description;

(h)	All documents the Registrant files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.

Any information that the Registrant later files with the SEC will automatically update and supersede the information and statements contained in a document incorporated or deemed to be incorporated by reference herein. Any such information or statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this Registration Statement. Under no circumstances will any information filed under Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Registrant is subject to the laws of Delaware on corporate matters, including its indemnification provisions. Section 102 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The statute provides that indemnification pursuant to these provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant’s Amended and Restated Certificate of Incorporation states that to the fullest extent permitted by the DGCL, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Under the Registrant’s Amended and Restated Bylaws, any person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action suit or proceeding, whether civil, criminal, administrative or investigative, including any appeal therefrom, by reason of the fact that he is or was a director or officer of the Registrant or was serving at the Registrant’s request as a director or officer of another entity or enterprise (including any subsidiary), may be indemnified and held harmless by the Registrant, and the Registrant may advance all expenses incurred by such person in defense of any such proceeding prior to its final determination, if this person acted in good faith and in a manner reasonably believed to be in and not opposed to the Registrant’s best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful. The indemnification provided in the Registrant’s Amended and Restated Bylaws is not exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

The Registrant maintains a general liability insurance policy that covers certain liabilities of the Registrant’s directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of Intec Parent, Inc., dated as of July 23, 2021 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant with the SEC on July 23, 2021)

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Intec Parent, Inc. dated August 3, 2021 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant with the SEC on August 6, 2021)

4.3	Amended and Restated Bylaws of Intec Parent, Inc., dated as of July 23, 2021 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the Registrant with the SEC on July 23, 2021)

4.4	Intec Parent, Inc. 2021 Stock Incentive Plan (as approved by the Shareholders of Intec Pharma Ltd. on June 21, 2021) now named the Indaptus Therapeutics, Inc. 2021 Stock Incentive Plan, incorporated by reference to Annex E to the Registration Statement on Form S-4, as amended (File No. 333-255389), filed by the Registrant and Intec Pharma Ltd. as co-registrants with the SEC on May 12, 2021

4.5	First Amendment to the Indaptus Therapeutics, Inc. 2021 Stock Incentive Plan, incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed by the Registrant with the SEC on August 6, 2021

*5.1	Opinion of McDermott Will & Emery LLP

*23.1	Consent of Kesselman & Kesselman, Certified Public Accountant (Isr.), independent registered public accounting firm, a member of PricewaterhouseCoopers International Limited

*23.2	Consent of Haskell & White LLP, independent registered public accounting firm

*23.3	Consent of McDermott Will & Emery LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

*	Filed herewith.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on August 27, 2021.

INDAPTUS THERAPEUTICS, INC.

By:	/s/ Jeffrey A. Meckler
Name:	Jeffrey A. Meckler
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints Jeffrey A. Meckler or Nir Sassi, or either of these, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form S-8, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting such attorney-in-fact and agent full power and authority to do all such other acts and execute all such other documents as he may deem necessary or desirable in connection with the foregoing, as fully as the undersigned may or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey A. Meckler	Chief Executive Officer and Director	August 27, 2021
Jeffrey A. Meckler	(principal executive officer)

/s/ Nir Sassi	Chief Financial Officer	August 27, 2021
Nir Sassi	(principal financial and accounting officer)

/s/ Michael J. Newman, Ph.D.	Chief Scientific Officer and Director	August 27, 2021
Michael J. Newman, Ph.D.

/s/ Dr. Roger J. Pomerantz	Chairman	August 27, 2021
Dr. Roger J. Pomerantz

/s/ William B. Hayes	Director	August 27, 2021
William B. Hayes

/s/ Hila Karah	Director	August 27, 2021
Hila Karah

/s/ Hoonmo Lee	Director	August 27, 2021
Hoonmo Lee

/s/ Anthony J. Maddaluna	Director	August 27, 2021
Anthony J. Maddaluna

/s/ Brian O’Callaghan	Director	August 27, 2021
Brian O’Callaghan